Exhibit (a)(5)(iii)

Royce Global Value Trust, Inc. Announces

Amended Tender Offer Terms and Voting Agreement with Saba

NEW YORK—December 7, 2020. Royce Global Value Trust, Inc. (NYSE: RGT) (the “Fund”) today announced that its Board of Directors (the “Board”) has approved amended terms for its previously announced conditional cash tender offer.

The Fund is now offering to purchase for cash up to 50% of its issued and outstanding shares of common stock, par value $0.001 per share, as of October 12, 2020 (the “Shares”) at a price per Share equal to 100% of the Fund’s net asset value per Share as of the close of regular trading on the New York Stock Exchange on the trading day immediately following the expiration date for the offer. The tender offer will now expire at 11:59 p.m. Eastern Time on December 21, 2020, unless extended. None of the other material terms and conditions of the tender offer will change. The Fund will file an amendment to the Schedule TO it previously filed with the U.S. Securities and Exchange Commission (the “SEC”) to reflect the amended terms described herein.

The closing of the tender offer remains contingent on the Fund’s stockholders approving a new investment advisory agreement between the Fund and Royce Investment Partners (“Royce”)1. The Special Meeting of Stockholders of the Fund (the “Meeting”) at which such investment advisory agreement will be considered is currently scheduled to be held on Thursday, December 17, 2020 at 1:00 p.m. Eastern Time. As previously announced, the Meeting will be held in a virtual meeting format and will be accessible solely by means of remote communication.

In connection with the amendment of the tender offer terms, the Fund entered into a voting agreement that covers Saba Capital Management, L.P. and certain of its associated parties (collectively, “Saba”) (the “Agreement”). The Agreement provides, among other things, that Saba will vote its Shares “FOR” the new investment advisory agreement between the Fund and Royce.

The tender offer is being made on the terms, and subject to the conditions, set forth in the Fund’s tender offer statement on Schedule TO, as amended from time to time. Fund stockholders should read all tender offer documents carefully as they contain important information about the tender offer. Fund stockholders can obtain a free copy of the relevant tender offer documents at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Fund’s information agent, toll-free at (877) 456-3442. This press release is not a recommendation, an offer to purchase, or a solicitation of an offer to sell Shares and is not a prospectus, circular, or representation intended for use in the purchase or sale of Shares.

About Royce Global Value Trust, Inc.

Royce Global Value Trust, Inc. is a closed-end diversified management investment company whose Shares are listed and traded on the New York Stock Exchange. The Fund invests in both U.S. and non-U.S. common stocks (generally market caps up to $10 billion).

For further information on The Royce Funds℠, please visit our web site at: www.royceinvest.com.

Forward Looking Statement

This press release is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Stockholders on Form N-CSR for the year ended December 31, 2019, the Fund’s Semiannual Report to Stockholders on Form N-CSRS for the six-month period ended June 30, 2020, and subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund does not undertake any responsibility to update publicly or revise any forward-looking statement.

Media Contact

Joele Frank, Wilkinson Brimmer Katcher: Lucas Pers 212-355-4449

Important Disclosure Information

1Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners and has served as the Fund’s investment adviser since the Fund’s inception.